EXHIBIT 8.1

M A Y E R ¿ B R O W N

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

August 4, 2011

Nara Bancorp, Inc.

3731 Wilshire Boulevard, Suite 1000

Los Angeles, California 90010

Re:	Agreement and Plan of Merger, dated as of

December 9, 2010, by and between Nara Bancorp,

Inc. and Center Financial Corporation

Ladies and Gentlemen:

We have acted as counsel to Nara Bancorp, Inc., a Delaware corporation (“Nara”), in connection with the proposed merger (the “Merger”) of Center Financial Corporation, a California corporation (“Center”), with and into Nara, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 9, 2010 (the “Execution Date”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 13, 2011 (the “First Amendment”) and Amendment No. 2 to Agreement and Plan of Merger, dated as of July 6, 2011 (the “Second Amendment”). Nara will be the surviving corporation upon consummation of the Merger. Unless otherwise defined herein, capitalized terms used herein shall have the same meaning as defined in the Merger Agreement. This opinion letter is being delivered in connection with, and as of the date (the “Effective Date”) of the declaration of the effectiveness by the Securities and Exchange Commission of, Nara’s registration statement on Form S-4 relating to the Merger initially filed with the Securities and Exchange Commission on April 14, 2011 (Registration No. 333-173511) (the “Registration Statement”).

In rendering our opinions set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in the originals or copies, certified or otherwise identified to our satisfaction of (i) the Merger Agreement, the First Amendment and the Second Amendment, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate for purposes of our opinions. In addition, we have relied upon (without our independent investigation or verification) certain statements, representations, covenants and agreements made by Center and Nara, including the representations set forth in their respective letters, consisting of solely factual representations, delivered to us for purposes of these opinions (the “Representation Letters”), and we have assumed that (i) the Representation Letters will be executed by the appropriate officers of Center and Nara as of the Effective Time of the Merger, (ii) the Parties will not exercise any of their rights under Section 2.3 of the Merger Agreement except as exercised in executing the First Amendment and (iii) the Merger will be reported by Center and Nara on their respective United States federal income tax returns in a manner consistent with the opinions set forth below. Our opinions assume and are expressly

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Nara Bancorp, Inc.

August 4, 2011

conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and continually as of the Effective Time of the Merger, without any qualification as to knowledge or belief.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all non-original documents submitted to us. Also, we have assumed that the Merger was or will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will be waived or modified in any material respect. We have further assumed that all documents and instruments referred to in the Merger Agreement are valid and binding in accordance with their terms.

In rendering our opinions, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the Effective Date. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Letters, or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.

Subject to the foregoing and to the qualifications and limitations set forth herein:

(i)	we are of the opinion that under current law, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of section 368(a) of the Code; and

(ii)	the discussion contained in the Registration Statement under the heading “United States Federal Income Tax Consequences of the Merger,” subject to the limitations and qualifications described therein, sets forth our opinion as to the material federal income tax consequences generally applicable to the U.S. holders of Center common stock as a result of the Merger.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is being furnished solely in connection with the filing of the Registration Statement. We disclaim any undertaking to advise you after the Effective Date of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Nara Bancorp, Inc.

August 4, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to discussion of the material U.S. federal income tax consequences of the Merger, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely, /s/ Mayer Brown LLP